Investment Company Act File No. 811-22763

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒

AMENDMENT NO. 6 ☒

CPG CARLYLE COMMITMENTS FUND, LLC

(Exact Name of Registrant as Specified in its Charter)

805 Third Avenue
New York, New York 10022
(Address of Principal Executive Offices)

Registrant’s Telephone Number, including Area Code: (212) 317-9200

Mitchell A. Tanzman
c/o Central Park Advisers, LLC
805 Third Avenue
New York, New York 10022
(Name and Address of Agent for Service)

Copy to:

Stuart H. Coleman, Esq.
Brad A. Green, Esq.
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
(212) 969-3000

This Registration Statement has been filed by Registrant pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, interests in the Registrant are not being registered under the Securities Act of 1933, as amended (the “1933 Act”), since such interests will be issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(2) of the 1933 Act. Investment in the Registrant may be made only by individuals or entities which are “accredited investors” within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any interest in the Registrant.

CPG CARLYLE COMMITMENTS FUND, LLC

March 2017

Supplement No. 2 to the Confidential Memorandum

Dated May 2016

A Registration Statement TO WHICH THE CONFIDENTIAL MEMORANDUM RELATES has been filed by CPG CARLYLE Commitments FUND, LLC, formerly known AS cpg Carlyle fund, llc (THE “FUND”), pursuant to Section 8(b) of the Investment Company Act of 1940, as amended. However, CLASS A AND CLASS I UNITS OF BENEFICIAL INTEREST (the “Units”) of the FUND are not registered under the Securities Act of 1933, as amended (the “1933 Act”), since such UNITS ARE issued solely in private placement transactions which do not involve any “public offering” within the meaning of Section 4(A)(2) of the 1933 Act. Investment in the FUND may be made only by individuals or entities which are “accredited Investors” within the meaning of Regulation D under the 1933 Act. The CONFIDENTIAL MEMORANDUM, as supplemented, does not constitute an offer to sell, or the solicitation of an offer to buy, any UNITS. Units of the Fund are not deposits or obligations of, or guaranteed or endorsed by, any bank or other insured financial institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency. The Fund is an illiquid investment. Investors have no right to require the Fund to redeem their Units.

THE CARLYLE GROUP L.P. (AND ITS AFFILIATES) (COLLECTIVELY, “CARLYLE”) IS NOT AN ADVISER OR AFFILIATE OF THE FUND OR CPG CARLYLE Commitments MASTER FUND, LLC, formerly known AS cpg Carlyle MASTER fund, llc (THE “MASTER FUND”). FURTHERMORE, NEITHER THE FUND NOR THE MASTER FUND IS SPONSORED, ENDORSED, SOLD OR PROMOTED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF UNITS OF THE FUND, THE OWNERS OF INTERESTS IN THE MASTER FUND OR ANY OTHER PERSON REGARDING THE ADVISABILITY OF INVESTING IN THE FUND OR THE MASTER FUND. CERTAIN INFORMATION IN THIS CONFIDENTIAL MEMORANDUM RELATING TO CARLYLE AND THE UNDERLYING CARLYLE FUNDS HAS BEEN DERIVED BY THE FUND FROM MATERIALS FURNISHED BY CARLYLE. CARLYLE MAKES NO REPRESENTATION REGARDING, AND EXPRESSLY DISCLAIMS ANY LIABILITY OR RESPONSIBILITY TO ANY RECIPIENT OF THe CONFIDENTIAL MEMORANDUM FOR, SUCH INFORMATION OR ANY OTHER INFORMATION SET FORTH tHEREIN or herein. FURTHER, CARLYLE HAS NO OBLIGATION TO TAKE THE NEEDS OF THE OWNERS OF UNITS OF THE FUND, OR THE OWNERS OF INTERESTS IN THE MASTER FUND, INTO CONSIDERATION WHEN MANAGING THE UNDERLYING CARLYLE FUNDS.

CPG Carlyle Commitments Fund, LLC Supplement No. 2

March 2017

The information set forth below supplements and supersedes any contrary information contained in the Confidential Memorandum dated May 2016, as supplemented September 2016 (the “Memorandum”), of CPG Carlyle Commitments Fund, LLC, formerly known as CPG Carlyle Fund, LLC (the “Fund”). Prospective Investors are urged to read carefully the Fund’s Memorandum and Limited Liability Company Agreement, as amended and restated from time to time (the “Limited Liability Company Agreement”). Capitalized terms not otherwise defined herein shall have the same meaning as provided in the Memorandum. If the prospective Investor wishes to invest in the Fund, the Investor must complete, execute and return the Fund’s Investor Application/Subscription Agreement.

This Supplement: a) advises Investors that the Fund changed its name from CPG Carlyle Fund, LLC to CPG Carlyle Commitments Fund, LLC, and CPG Carlyle Master Fund, LLC changed its name to CPG Carlyle Commitments Master Fund, LLC (the “Master Fund”), effective as of March 20, 2017; and b) clarifies the description of the Master Fund’s investment program.

The name of the Fund is amended throughout the Memorandum to “CPG Carlyle Commitments Fund, LLC” and the name of the Master Fund is amended throughout the Memorandum to “CPG Carlyle Commitments Master Fund, LLC.”

The first sentence of the second paragraph of the section of the Memorandum entitled “Summary of Terms: Investment Program” is amended to read as follows:

The Master Fund invests predominantly (under normal circumstances, generally at least 80% of its assets) in the multiple alternative investment funds (“Investment Funds”), co-investments and direct investments sponsored by or affiliated with The Carlyle Group L.P. and its affiliates (“Carlyle”), with an emphasis on private equity funds (“Carlyle Investment Funds”). We refer to this 80% investment focus as the “Carlyle Focus.”

Investments in Investment Funds are made in the form of capital commitments, which are called by Investment Funds over time. The Fund’s private equity investments, therefore, generally will consist of both funded and unfunded commitments; however, only funded private equity commitments are reflected in the Fund’s net asset value.

From time to time under certain circumstances, including during periods of adverse market, economic or political conditions, and periods of large cash inflows or redemptions, the Fund temporarily may depart from the mathematical percentage associated with the Carlyle Focus.

Disclosure throughout the Memorandum regarding the Master Fund’s allocation of up to 20% of its assets to Investment Funds, co-investments and direct investments that are not sponsored by or affiliated with Carlyle is restated as follows:

Other than amounts invested or committed in connection with the Carlyle Focus, the Master Fund may invest in Investment Funds, co-investments and direct investments that are not sponsored by or affiliated with Carlyle.

The Fund has amended and restated its Limited Liability Company Agreement to reflect the changes to the names of the Fund and the Master Fund, the addition of Sharon J. Weinberg to the Board of Directors of the Fund and other non-material changes to reflect that the initial fiscal year of the Fund has passed. A copy of the amended and restated Limited Liability Company Agreement has been filed with the SEC, and will be furnished to investors upon request.

PART C. OTHER INFORMATION

Item 25. Financial Statements and Exhibits.

1.	Financial Statements:

The audited financial statements of each of the Registrant and CPG Carlyle Commitments Master Fund, LLC for its most recent fiscal year ended March 31, including the reports of the Registrant’s and CPG Carlyle Commitments Master Fund, LLC’s independent registered public accounting firm, are incorporated by reference to the Registrant’s Annual Report for its most recent fiscal year-end.

2.	Exhibits:

	(a)(1)	Certificate of Formation(1)

	(a)(2)	Certificate of Amendment*

	(a)(3)	Certificate of Amendment*

	(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement*

	(b)	Not Applicable

	(c)	Not Applicable

	(d)(1)	Rule 18f-3 Plan(2)

	(d)(2)	See Item 25(2)(a)(4)

	(e)	Not Applicable

	(f)	Not Applicable

	(g)	Form of Investment Advisory Agreement(3)

	(h)(1)	Form of Placement Agency Agreement(2)

	(h)(2)	Form of Servicing and Sub-Placement Agency Agreement*

	(h)(3)	Form of Distribution Plan, as amended and restated*

	(i)	Not Applicable

	(j)	Form of Amended and Restated Custody Agreement(2)

	(k)(1)	Form of Administration, Fund Accounting and Recordkeeping Agreement(2)

	(k)(2)	Form of Escrow Agreement with respect to Class A Units of Beneficial Interest(2)

(k)(3)	Form of Escrow Agreement with respect to Class I Units of Beneficial Interest(2)

(l)	Not Applicable

(m)	Not Applicable

(n)	Not Applicable

(o)	Not Applicable

(p)	Not Applicable

(q)	Not Applicable

(r)(1)	Code of Ethics of CPG Carlyle Commitments Fund, LLC(2)

(r)(2)	Code of Ethics of Central Park Advisers, LLC(2)

*	Filed herewith.

(1)	Incorporated by reference to Exhibit (a)(1) of the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on October 30, 2012.

(2)	Incorporated by reference to the respective Exhibits of Amendment No. 3 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on November 25, 2015.

(3)	Incorporated by reference to Exhibit (g)(1) of Amendment No. 1 to the Registration Statement on Form N-2 (Reg. No. 811-22763), filed on January 11, 2013 (“Amendment No. 1”).

Item 26. Marketing Arrangements: Not Applicable.

Item 27. Other Expenses of Issuance and Distribution:*

Legal fees

Blue Sky fees

Printing

Miscellaneous

Total

*	Incorporated by reference to Amendment No. 1.

Item 28. Persons Controlled by or Under Common Control with Registrant:

No person is directly or indirectly under common control with the Registrant, except that the Registrant may be deemed to be controlled by Central Park Advisers, LLC, the adviser of the Registrant (the “Adviser”). Information regarding the ownership of the Adviser is set forth in its Form ADV as filed with the Securities and Exchange Commission (the “SEC”) (File No. 801-67480), and is incorporated herein by reference.

Item 29. Number of Holders of Securities as of December 31, 2016:

Title of Class	Number of Record Holders

Class A Units of Beneficial Interest	5,532
Class I Units of Beneficial Interest	1,908

Item 30. Indemnification:

Reference is made to Section 3.7 of the Registrant’s Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”), filed as Exhibit (a)(4) hereto, and to Paragraph 7 of the Registrant’s Investment Advisory Agreement (the “Investment Advisory Agreement”), filed as Exhibit (g)(1) to Amendment No. 1. The Registrant hereby undertakes that it will apply the indemnification provisions of the LLC Agreement and the Investment Advisory Agreement in a manner consistent with Release 40-11330 of the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), so long as the interpretation therein of Sections 17(h) and 17(i) of the 1940 Act remains in effect.

The Registrant maintains insurance on behalf of any person who is or was an independent director, officer, employee or agent of the Registrant against certain liability asserted against and incurred by, or arising out of, his or her position. However, in no event will the Registrant pay that portion of the premium, if any, for insurance to indemnify any such person for any act for which the Registrant itself is not permitted to indemnify.

Item 31. Business and Other Connections of Investment Adviser:

A description of any other business, profession, vocation, or employment of a substantial nature in which the investment adviser of the Registrant, and each member, director, executive officer, or partner of any such investment adviser, is or has been, at any time during the past two fiscal years, engaged in for his or her own account or in the capacity of member, trustee, officer, employee, partner or director, is set forth in the Confidential Memorandum in the section entitled “Management of the Fund.” Information as to the members and officers of the Adviser is included in its Form ADV as filed with the SEC (File No. 801-67480), and is incorporated herein by reference.

Item 32. Location of Accounts and Records:

UMB Fund Services, Inc., the Registrant’s administrator, maintains certain required accounting related and financial books and records of the Registrant at 235 West Galena Street, Milwaukee, Wisconsin 53212. The other required books and records are maintained by Central Park Advisers, LLC, 805 Third Avenue, New York, New York 10022.

Item 33. Management Services: Not Applicable.

Item 34. Undertakings: Not Applicable.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 22nd day of March, 2017.

CPG CARLYLE COMMITMENTS FUND, LLC

By:	/s/ Mitchell A. Tanzman
Mitchell A. Tanzman
Authorized Person

Exhibit Index

(a)(2)	Certificate of Amendment

(a)(3)	Certificate of Amendment

(a)(4)	Form of Second Amended and Restated Limited Liability Company Agreement

(h)(2)	Form of Servicing and Sub-Placement Agency Agreement

(h)(3)	Form of Distribution Plan, as amended and restated